Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Mosaic Company:

We consent to the use of our reports dated February 15, 2017, with respect to the consolidated balance sheets of The Mosaic Company as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
(signed) KPMG LLP

Minneapolis, Minnesota
February 17, 2017